Exhibit 10.8

Bitzio Holdings, Inc.

548 Market Street, Suite 18224

San Francisco, California, 94104

Telephone (604) 313-9344

November 9, 2011

Mr. Quoc Bui, Mr. Michael Moon

      and Thinking Drone, Inc.

7676 Flanders Drive

San Diego, CA

92126

Dear Quoc and Michael:

Re: Amendment of the September 14, 2011 agreement to acquire Thinking Drone, Inc.

We write to confirm our discussion to amend our September 14, 2011 letter agreement (the “Agreement”) relating to our purchase of all of the issued and outstanding shares of Thinking Drone, Inc.  We also confirm your attorney’s advice today that you have acquired Richard Lee’s shares of Thinking Drone, Inc. and accordingly you are now the sole shareholders of the company. We hereby amend the Agreement as follows:

1.

The Vendors, as defined in the Agreement, are Quoc Bui and Michael Moon.

2.

The Closing Date, as defined in the Agreement, is the date on which you sign this agreement.

3.

Section 2.01(a) of the Agreement is deleted in its entirety and replaced with:

“a)

$500,000.00 cash (the “Cash Consideration”) payable in the following amounts on the following dates:

(i)

$50,000.00 on or before November 30, 2011,

(ii)

not less than $25,000.00 on or before the last day of each month commencing December 31, 2011 plus interest (the “Interest”) commencing from the Closing Date at 5.25% per annum computed monthly on the unpaid balance of the Cash Consideration, if any, and

(iii)

the unpaid balance of the Cash Consideration and unpaid Interest, if any, on or before October 31, 2012; and”

A payment schedule illustrating such minimum payments is attached hereto as Schedule “A.”

4.

Section 2.01(b) of the Agreement is deleted in its entirety and replaced with:

2

“b)

on the Closing Date, 5,000,000 previously unissued shares of the common stock of Bitzio, Inc. (the “Shares”).”

5.

Section 2.03 is hereby added to the Agreement as follows:

“2.03

If the Purchaser fails to make any payment of Cash Consideration or Shares on or before the last day provided for such payment or performance under this letter agreement, the Vendors may terminate this letter agreement, but only if:

a)

the Vendors shall have first given to the Purchaser written notice of the failure containing particulars of the payment which the Purchaser has not made; and

b)

the Purchaser has not cured such failure within 30 days following receipt of the Vendors’ notice by appropriate payment.

Upon termination of this letter agreement pursuant to this section 2.03, the Purchaser forfeits any and all interest in and to the shares of the Business owned by it and the Purchaser shall cease to be liable to the Vendors in debt, damages or otherwise.”

6.

All other terms and conditions of the Agreement are hereby ratified and confirmed, and the terms, provisions and covenants thereof shall remain and continue in full force and effect and the Agreement and this agreement shall be read and construed as one instrument.

If the foregoing accurately reflects our agreement and is in accordance with your understanding, please so indicate by signing this letter and returning it to us at your earliest convenience.  Execution by all of the parties will constitute a binding agreement between the parties in accordance with the terms hereof. This offer is open for acceptance until 5:00 p.m. November 10, 2011.

Yours truly,

BITZIO HOLDINGS, INC.

/s/ Gordon C. McDougall

per Gordon C. McDougall, CEO

The foregoing agreement is accepted, approved and agreed to this 9th day of November, 2011 by the undersigned:

/s/ Quoc Bui

Quoc Bui

/s/ Michael Moon

Michael Moon

THINKING DRONE, INC.

/s/ Quoc Bui

Authorized Signatory